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                                                                EXHIBIT 4(a)(vi)

               FIRST WAIVER TO AMENDED AND RESTATED NOTE AGREEMENT
                             DATED NOVEMBER 15, 1996

         This First Waiver to Amended and Restated Note Agreement Dated November 15, 1996 (the "Waiver") is entered into as of September 11, 2000 by and among THC Systems, Inc., a New York corporation (the "Company"), Oneida Ltd., a New York corporation (the "Guarantor"), Allstate Life Insurance Company ("Allstate Life"), Allstate Insurance Company ("Allstate") and Pacific Life Insurance Company ("Pacific" and together with Allstate Life and Allstate, the "Purchasers").

                                R E C I T A L S:
                                ----------------

         WHEREAS, reference is hereby made to that certain Amended and Restated Note Agreement dated as of November 15, 1996 (the "Agreement") by and among the Company, the Guarantor and the Purchasers pursuant to which the Company issued $35,000,000 in senior notes;

         WHEREAS, the Guarantor, in projected financial statements provided to the Purchasers dated August 23, 2000, discloses certain financial information and describes various charges to be incurred by the Guarantor ("Restructuring Charges");

         WHEREAS, the incurrence of the Restructuring Charges by the Guarantor will result in a violation of Section 7.1 and Section 7.2 of the Agreement;

         WHEREAS, the Guarantor recently completed acquisitions of Delco International Ltd. ("Delco"), Viners of Sheffield Limited ("Viners") and Sakura Inc. ("Sakura"). The Guarantor has requested that, whenever the Agreement requires or permits the determination of the pro forma Consolidated EBITDA of Viners and Delco, the determination be made without regard to certain one-time non-operating charges totaling $4,800,000 recorded by Viners and Delco prior to their acquisition by the Guarantor;

         WHEREAS, the parties hereto have agreed to enter into this Waiver with respect to such Agreement violations, on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

All defined terms used herein shall have the meanings assigned to such terms in the Agreement.

2. Waivers.

Subject to paragraph 3 of this Waiver, the Purchasers agree to waive, until the earlier of (a) the execution and delivery of the Second Amended and Restated Note Agreement dated November 15, 1996 among the Company, the Guarantor and the Purchasers or (b) October 15, 2000, compliance by the Guarantor with respect to Sections 7.1 and 7.2 of the Agreement for the quarter ending July 29, 2000.

3. Representations and Warranties.

(a) The Company and the Guarantor represent and warrant that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date, and that there exists no Event of Default (which has not been cured pursuant to the waivers made hereunder), or event which with notice or lapse of time or both would

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constitute an Event of Default (which has not been cured pursuant to the waivers made hereunder), on the Effective Date (as defined below).

(b) The projected financial statements for the Guaratnor dated August 23, 2000 delivered to the Purchasers in connection with this Waiver were prepared by the Company in good faith and on the basis of the best information available at that time and on the assumptions stated therein, which assumptions the Company believes to be reasonable.

4. Effective Date.

This Waiver shall not become effective (the "Effective Date") until (i) the Purchasers, the Guarantor and the Company have executed this Waiver; (ii) the Guarantor or the Company pay to the Purchasers a waiver and amendment fee in the amount of fifteen hundreths of one percent (.15%) of the outstanding principal amount of the Notes, and (iii) the Required Lenders (as defined in the Credit Agreement) which are a party to the Credit Agreement between such banks and the Guarantor dated as of June 2, 2000 have executed a waiver of violations to the Credit Agreement and the Guarantor has delivered to the Purchasers a copy of such executed waiver.

5. Further Assurances.

The Company and the Guarantor hereby agree promptly and duly to execute and deliver any and all such further instruments and documents and take such further action as the Purchasers may reasonably deem necessary to give effect to this Waiver in order to assure the Purchasers the full benefits of the Agreement and the rights and powers therein granted.

6. Governing Law.

This Waiver shall be governed by and construed in accordance with the internal laws of the State of Illinois.

7. Counterparts.

This Waiver may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same Waiver.

8. Ratification and Acknowledgment.

Except as waived hereby, all of the representations, warranties, provisions, covenants, terms and conditions of the Agreement shall remain unaltered and in full force and effect and the Agreement is in all respects agreed to, ratified and confirmed by the Company and the Guarantor. The Company and the Guarantor acknowledge and agree that the waivers granted herein shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company or the Guarantor may rely at any time in the future.

9. Reference to and Effect on the Agreement.

Upon the effectiveness of this Waiver, each reference in the Agreement and in other documents describing or referencing this Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as modified by this Waiver.


                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the Company, the Guarantor and the Purchasers have executed this Waiver as of the date first above written.

                                         THC SYSTEMS, INC.

                                         By: /s CATHERINE H. SUTTMEIER
                                            --------------------------
                                         Title:  Vice President & Secretary


                                         ONEIDA LTD.

                                         By: /s/ EDWARD W. THOMA
                                            --------------------
                                         Title:  Senior Vice President


                                         ALLSTATE LIFE INSURANCE COMPANY

                                         By: /s/ RONALD A. MENDEL
                                            ---------------------

                                         By: /s/ PARTICIA W. WILSON
                                             ----------------------


                                         ALLSTATE INSURANCE COMPANY

                                         By: /s/ RONALD A. MENDEL
                                            ---------------------

                                         By: /s/ PARTICIA W. WILSON
                                             ----------------------


                                         PACIFIC LIFE INSURANCE COMPANY

                                         By: /s/ DIANE W. DALES
                                            -------------------
                                             Assistant Vice President

                                         By: /s/ PETER S. FIEK
                                            ------------------
                                             Assistant Secretary


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